EXHIBIT 21

Precis Announces The Appointment of New Chief Financial Officer

GRAND PRAIRIE, Texas—(BUSINESS WIRE)—Dec. 19, 2002—The board of directors and Judith Henkels, chief executive officer of Precis Inc. (Nasdaq:PCIS) announced the appointment of its new chief financial officer, Dino Eliopoulos.

Eliopoulos was most recently the vice president, chief accountant and corporate controller of Dynacare Inc., a leading provider of clinical laboratory testing in the United States and Canada. Prior to Dynacare, Eliopoulos was a principal in the business assurance group of PricewaterhouseCoopers, based in Toronto.

Eliopoulos comes to Precis, with a wide breadth of health-care experience including capital markets financing, investor relations, strategic acquisitions and divestitures, SEC financial and accounting reporting, capital and financial budgeting, financial systems implementation, cross border transactions, operational performance reviews and contract profit maximization.

He is a Chartered Accountant (Canada) and has a bachelor's degree in business administration, finance and accounting from Ryerson Polytechnical University (Canada).

Henkels commented: "Dino is characterized as an energetic, goal-oriented, and strategic financial executive with numerous business accomplishments to his credit. He possesses significant experience in helping companies grow from a small- to mid-market player. Dino's expertise will play a key role as we continue to grow and reach the next level."

"I'm very excited to have become part of the executive team of Precis Inc. Precis is an attractive company from all perspectives as it provides an affordable solution to health-care costs at a time when health-care costs continue to increase. As with most public companies who are in the growth stage, there are a number of initiatives I want to undertake including the expansion of Precis Inc.'s investor profile as well as strong and decisive financial leadership during this growth cycle," commented Eliopoulos.

Eliopoulos replaces Mary Kelly, previous chief financial officer who becomes a senior member of Foresight Inc.'s third-party administrator division. Foresight is a wholly owned subsidiary of Precis.

        About Precis

Precis is a national membership marketing company that provides membership programs to a variety of industries including: health care, retail, banking, consumer finance, and member-based associations. Its leading program, Care Entree, is marketed as a membership-based health-care savings program designed to significantly reduce out-of-pocket medical expenses at affordable rates to the consumer while helping the medical community receive accelerated payment for their services.

For more information on Precis, its subsidiaries Care Entree or SmartCare Insurance Agency LLC, visit www.precis-pcis.com, www.careentree.com and www.smartcareinsurance.com, respectively.

CONTACT: Liolios Group for Precis Inc.
Scott Liolios, 949/574-3860